Exhibit 99.1
Press Release

Release Date:	August 1, 2014	Contact:	Thomas A. Vento -
	at 4:30 p.m. EST		President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2014 RESULTS

Philadelphia, Pennsylvania (August 1, 2014) –Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the “Bank”), today reported net income of $521,000, or $0.06 per basic and diluted share, for the quarter ended June 30, 2014 as compared to $685,000 or $0.08 per basic and diluted share, for the quarter ended June 30, 2013.  For the nine months ended June 30, 2014, the Company recognized net income of $1.4 million, or $0.15 per basic and diluted share, as compared to net income of $971,000, or $0.11 per basic and diluted share for the comparable period in fiscal 2013.  The level of earnings for the three month period ended June 30, 2013 was higher than the same quarter in fiscal 2014 primarily due to gains on the sale of investments and mortgage-back securities recognized during the 2013 period.  With regard to the nine month period ended June 30, 2014, the $423,000 increase, or $0.05 per basic share, was primarily due to an increase in net interest income combined with reductions in non-operating expenses as well as federal income tax expense.

Tom Vento, Chairman, President and Chief Executive Officer, stated “I am pleased with the progress that the Company is making as we continue to execute our strategy of growing and diversifying the loan portfolio, as well as the low-risk government sponsored investment securities portfolio, in a prudent and controlled manner. Such strategy has enhanced our core earnings and we remain committed to its execution. I believe it is also worth noting that, despite the continued challenging interest rate and economic environments, this quarter represents our thirteenth consecutive quarter of reporting net income.”

At June 30, 2014, we had total assets of $511.9 million, as compared to $607.9 million at September 30, 2013, a decrease of $96.0 million or 15.8%. The primary reason for the $96.0 million decrease in assets was the return to subscribers of $74.3 million in excess subscription funds received in connection with the second-step conversion offering which was completed in October 2013. Cash and cash equivalents decreased $129.3 million to $29.7 million at June 30, 2014 compared to $159.0 million at September 30, 2013.  This decrease was attributable to the $74.3 million returned to subscribers, the use of cash and cash equivalents to fund the $15.2 million increase in outstanding net loan balances and a $20.1 million reduction in deposits of (excluding $145.7 million of subscription funds held in escrow related to the second-step stock offering).  Loans receivable increased to $321.7 million at June 30, 2014 from $306.5 million at September 30, 2013.  The loan growth primarily consisted of the origination of single-family residential loans and short-term construction loans secured by properties located within our immediate market area. During the third quarter, the Company purchased approximately $9.0 million of mortgage-backed securities guaranteed by the U.S. Government with short effective lives to improve earnings, while mitigating the Company’s interest rate risk position.

Total liabilities decreased to $382.5 million at June 30, 2014 from $548.0 million at September 30, 2013. The $165.5 million decrease in total liabilities was primarily due to the return of $74.3 million to subscribers due to the oversubscription in the second-step conversion offering as well as the transfer to equity of $69.4 million of net proceeds from the offering.  In addition, the Company continued its strategy to allow certain higher costing certificates of deposit to run-off as part of its asset/liability management strategy. The deposit outflows experienced during the third quarter of fiscal 2014 were funded from cash and cash equivalents.

Total stockholders’ equity increased by $69.6 million to $129.5 million at June 30, 2014 from $59.9 million at September 30, 2013. The increase reflected the receipt of net proceeds of approximately $69.4 million from the Company’s second-step conversion offering which closed October 9, 2013.  Other items that affected stockholders’ equity during the nine months ended June 30, 2014 were the recognition of net income of approximately $1.4 million, the receipt of $847,000 of cash transferred from the mutual holding company as part of the second-step conversion, a reduction in other comprehensive loss due to a slight increase in the market value of the remaining available for sale securities held in the investment portfolio due to the improvement in market rates since September 30, 2013 and the payment of the Company's first cash dividend subsequent to the completion of the second-step conversion.

For the three months ended June 30, 2014, net interest income increased $221,000 or 7.2% to $3.3 million as compared to $3.1 million for the same period in 2013 primarily as a result of a decline of $211,000 or 20.3% in interest expense.  The decrease in interest expense resulted primarily from a 15 basis point decrease to 0.87% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the past year combined with a $28.1 million or 6.9% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the three months ended June 30, 2014 as compared to the same period in fiscal 2013. The Company also experienced a slight increase in interest income resulting from an increase of the average balance of interest-earning assets of $35.8 million or 7.8% to $493.5 million, substantially offset by a decline in the weighted average yield earned of 25 basis points.  The increase in the average balance of interest-earning assets reflected the Company’s efforts to grow the loan portfolio in a controlled manner. The decrease in the weighted average yield earned was primarily due to the origination of new loans at lower current market rates of interest combined with the reinvestment at lower current market rates of the proceeds received from mortgage-backed securities.

For the nine months ended June 30, 2014, net interest income increased $327,000 or 3.5% to $9.7 million as compared to $9.4 million for the same period in 2013.  Interest expense declined by $813,000 or 23.9% and was partially offset by a decrease of $486,000 or 3.8% in interest income. The decrease in interest expense resulted primarily from a 21 basis point decrease to 0.89% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the past year combined with a $26.3 million or 6.4% decrease in the average balance of interest-bearing liabilities, primarily certificates of deposit, for the nine months ended June 30, 2014 as compared to the same period in fiscal 2013.  The decrease in interest income resulted from a 44 basis point decrease to 3.26% in the weighted average yield earned on interest-earning assets offset in part by a $43.7 million or 9.5% increase to $504.7 million in the average balance of interest-earning assets for the nine months ended June 30, 2014 as compared to the same period in fiscal 2013.  The decrease in the weighted average yield earned was primarily due to the origination of new loans at lower current market rates of interest combined with the reinvestment at lower current market rates of the proceeds from called investment and mortgage-backed securities. The increase in the average balance of interest-earning assets reflects the Company’s efforts to grow primarily the loan portfolio in a controlled manner.

For the three months ended June 30, 2014, the net interest margin was 2.69% as compared to 2.71% for the same period in fiscal 2013.  For the nine months ended June 30, 2014, the net interest margin was 2.57% as compared to 2.72% for the same period in fiscal 2013.

The Company determined that a provision for loan loss was not necessary for both the three and the nine month periods ended June 30, 2014.  During the quarter, the Company recorded a charge-off in the amount of $205,000 related to two single-family loans and there were no recoveries during the period.  For the nine month period, the Company recorded total charge-offs of $215,000 which were partially offset by recoveries of $47,000. The Company believes that the allowance for loan losses at June 30, 2014 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.  At June 30, 2014, the Company’s non-performing assets totaled $7.7 million or 1.5% of total assets as compared to $7.0 million or 1.2% of total assets at September 30, 2013.  Non-performing assets at June 30, 2014 included $7.3 million in non-performing loans consisting of 11 one-to four-family residential mortgage loans aggregating $3.5 million, three single-family residential investment property mortgage loans aggregating $1.9 million and seven commercial real estate mortgage loans aggregating $1.9 million.  Non-performing assets also included three one-to four-family residential real estate owned properties with an aggregate carrying value of $460,000.  During the quarter, one commercial real estate loan in the amount of $880,000 was added to the Company’s non-performing assets.  An impairment analysis was performed resulting in management’s determination that as of June 30, 2014 no additional reserve was required as a result of the impairment of this credit.

The allowance for loan losses totaled $2.2 million, or 0.7% of total loans and 30.0% of total non-performing loans at June 30, 2014 as compared to $2.4 million, or 0.8% of total loans and 35.5% of total non-performing loans at September 30, 2013.

Non-interest income amounted to $194,000 and $768,000 for the three and nine month periods ended June 30, 2014, respectively, compared to $1.1 million and $1.5 million for the same periods in 2013.  The level of non-interest income in the 2013 periods was primarily due to an $852,000 gain recorded from the sale of securities from the available-for-sale portfolio which occurred during the third fiscal quarter of 2013.

For the three and nine month periods ended June 30, 2014, non-interest expense increased $39,000 or 1.4% and decreased $86,000 or 1.0%, respectively, compared to the same periods in the prior year.  For the three month period ended June 30, 2014, the increase was primarily due to an increase in salary and benefits, partially offset by a reduction in FDIC deposit insurance premiums and professional services. With respect to the nine month period ended June 30, 2014, the primary reasons for the decreases were a reduction of FDIC deposit insurance premiums combined with decreased expenses related to real estate owned and advertising, partially offset by an increase in salary and benefits expense.

The Company recorded income tax expense for the three and nine months ended  June 30, 2014 of $227,000 and $568,000, respectively, compared to income tax expense of $764,000 and $1.3 million, respectively, for the three and nine months ended June 30, 2013.  The effective tax rates for the three and nine months ended June 30, 2014 were 30.3% and 29.0%, respectively.  Income tax expense for the 2013 periods was adversely impacted by the decline in the amount of available unrealized capital gains which resulted in an increase in the valuation allowance recognized during the 2013 period related to the deferred tax asset for the capital loss carryforward created in connection with the redemption in kind of our entire investment in a mutual fund.  As of June 30, 2013, the valuation allowance related to the capital loss carryforward was increased by $154,000 to become fully reserved. As a result, for subsequent periods the Company’s effective tax rate has been less volatile and within a more normalized range.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors include general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2014	2013
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$511,945	$607,897
Cash and cash equivalents	29,681	158,984
Investment and mortgage-backed securities:
Held-to-maturity	83,622	83,732
Available-for-sale (1)	56,527	41,781
Loans receivable, net	321,679	306,517
Deposits	376,902	542,748
FHLB advances	340	340
Non-performing loans	7,274	6,634
Non-performing assets	7,734	7,040
Stockholders’ equity	129,456	59,912
Full-service offices	7	7

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,136	$4,126	$12,290	$12,776
Total interest expense	826	1,037	2,583	3,396
Net interest income	3,310	3,089	9,707	9,380
Provision for loan losses	--	--	--	--
Net interest income after provision for loan losses	3,310	3,089	9,707	9,380
Total non-interest income	194	1.077	768	1,491
Total non-interest expense	2,756	2,717	8,513	8,599
Income before income taxes	748	1,449	1,962	2,272
Income tax expense	227	764	568	1,301
Net income	521	685	1,394	971
Basic earnings per share	$0.06	$0.08	$0.15	$0.11
Diluted earnings per share	$0.06	$0.07	$0.15	$0.11
Book value per share	$13.56	$6.25	$13.56	$6.25

Selected Operating Ratios(2):
Average yield earned on interest- earning assets	3.36%	3.62%	3.26%	3.70%
Average rate paid on interest-bearing liabilities	0.87%	1.02%	0.89%	1.10%
Average interest rate spread(3)	2.49%	2.60%	2.37%	2.60%
Net interest margin(3)	2.69%	2.71%	2.57%	2.72%
Average interest-earning assets to average interest-bearing liabilities	129.53%	111.86%	130.19%	111.38%
Net interest income after provision for loan losses to non-interest expense	120.10%	113.69%	114.03%	109.08%
Total non-interest expense to total average assets	2.15%	2.28%	2.18%	2.39%
Efficiency ratio(4)	78.65%	65.22%	81.27%	79.10%
Return on average assets	0.41%	0.58%	0.36%	0.27%
Return on average equity	1.66%	4.59%	1.47%	2.18%
Average equity to average total assets	24.45%	12.54%	24.16%	12.37%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2014	2013	2014	2013
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(7)	2.26%	1.94%	2.26%	1.94%
Non-performing assets as a percentage of total assets(7)	1.51%	1.33%	1.51%	1.33%
Allowance for loan losses as a percentage of total loans	0.67%	0.93%	0.67%	0.93%
Allowance for loan losses as a percentage of non-performing loans	30.04%	48.03%	30.04%	48.03%
Net charge-offs to average loans receivable	0.06%	-0.05%	0.05%	-0.05%

Capital Ratios(5)(6)
Tier 1 leverage ratio
Company	25.32%	12.64%	25.32%	12.64%
Bank	17.82%	11.87%	17.82%	11.87%
Tier 1 risk-based capital ratio
Company	54.27%	27.59%	54.27%	27.59%
Bank	38.25%	25.91%	38.25%	25.91%
Total risk-based capital ratio
Company	55.18%	28.80%	55.18%	28.87%
Bank	39.16%	27.12%	39.16%	27.12%
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(1) Includes impaired securities. (2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(6)  As of October 9, 2013, the Company received net proceeds of $69.4 million from the completion of the second-step conversion and related stock offering.  The Company infused $34.8 million into the Bank’s capital from such net proceeds.

(7)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.